Exhibit 5.2

MILBANK, TWEED, HADLEY & MCCLOY LLP

NEW YORK 212-530-5000 FAX: 212-530-5219	2029 CENTURY PARK EAST, 33RD FLOOR LOS ANGELES, CA 90067	BEIJING 8610-5969-2700 FAX: 8610-5969-2707

WASHINGTON, D.C. 202-835-7500 FAX: 202-835-7586	424-386-4000 FAX: 213-629-5063	HONG KONG 852-2971-4888 FAX: 852-2840-0792

LONDON 44-20-7615-3000 FAX: 44-20-7615-3100		SEOUL 822-6137-2600 FAX: 822-6137-2626

FRANKFURT 49-69-71914-3400 FAX: 49-69-71914-3500		SINGAPORE 65-6428-2400 FAX: 65-6428-2500

MUNICH 49-89-25559-3600 FAX: 49-89-25559-3700	September 11, 2017	TOKYO 813-5410-2801 FAX: 813-5410-2891

SÃO PAULO 55-11-3927-7700 FAX: 55-11-3927-7777

Eldorado Resorts, Inc.

100 West Liberty Street, Suite 1150

Reno, Nevada 89501

Ladies and Gentlemen:

We have acted as securities counsel to (a) Eldorado Resorts, Inc., a Nevada corporation (the “Company”), (b) MTR Gaming Group, Inc., a Delaware corporation, IOC-Vicksburg, Inc., a Delaware corporation, Isle of Capri Casinos LLC, a Delaware limited liability company and IOC-Vicksburg, L.L.C., a Delaware limited liability company (together, the “Delaware Guarantors”), and (c) each of the Company’s subsidiaries listed on Exhibit A hereto (collectively and together with the Delaware Guarantors, the “Guarantors”), in connection with the filing of a registration statement under the Securities Act of 1933, as amended (the “Act”), on Form S-3 with the Securities and Exchange Commission (the “Registration Statement”), with respect to up to $350,000,000 in aggregate principal amount of 6% Senior Notes due 2025 (the “Notes”) of the Company and related guarantees of such Notes (the “Notes Guarantees”) by the Guarantors to be issued pursuant to the Indenture, dated as of March 29, 2017, among the Company, the guarantors party thereto and U.S. Bank National Association, as trustee (the “Trustee”), as supplemented by that certain supplemental indenture dated as of May 1, 2017 (the “Indenture”).

In rendering the opinions expressed below, we have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with authentic original documents of all documents submitted to us as copies. As to various questions of fact material to such opinions, we have, when relevant facts were not independently established, relied upon certificates of officers and representatives of the Company and the Guarantors and public officials, statements contained in the Registration Statement and other documents as we have deemed necessary as a basis for such opinions.

Based upon and subject to the foregoing and subject also to the comments and qualifications set forth below, and having considered such questions of law as we have deemed necessary as a basis for the opinions expressed below, we are of the opinion that:

1. Each Delaware Guarantor is validly existing as a corporation or limited liability company, as applicable, and has the corporate or limited liability company power and authority, as applicable, to own or lease, as the case may be, and to operate its properties and conduct its business as described in the Registration Statement. Each Delaware Guarantor has duly authorized the execution and delivery of the Indenture and the notation of Notes Guarantees.

2. The Notes, when executed, delivered and authenticated in accordance with the provisions of the Indenture in the manner contemplated by the Registration Statement and in accordance with the terms of the Indenture, will constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to the qualification that enforceability of the obligations of the Company thereunder may be limited by (i) bankruptcy, fraudulent conveyance or transfer, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, and (ii) the application of general principles of equity (regardless of whether considered in a proceeding at law or in equity) including, without limitation, (a) the possible unavailability of specific performance, injunctive relief or any other equitable remedy and (b) concepts of good faith, reasonableness, fair dealing and materiality.

3. Each of the Notes Guarantees, when the Notes and notations of Notes Guarantees are executed, delivered and authenticated in accordance with the provisions of the Indenture and issued in the manner contemplated by the Registration Statement and in accordance with the terms of the Indenture, will constitute valid and legally binding obligations of each of the Guarantors, enforceable against each of the Guarantors in accordance with their terms, subject to the qualification that (i) enforceability of the obligations of each of the Guarantors thereunder may be limited by (x) bankruptcy, fraudulent conveyance or transfer, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, and (y) the application of general principles of equity (regardless of whether considered in a proceeding at law or in equity) including, without limitation, (a) the possible unavailability of specific performance, injunctive relief or any other equitable remedy and (b) concepts of good faith, reasonableness, fair dealing and materiality, and (ii) the waiver of defenses by the Guarantors in such guarantees may be limited by principles of public policy in New York.

We express no opinion as to (i) the applicability to the obligations of the Delaware Guarantors under the applicable Notes Guarantee of such Guarantor of (or the enforceability of such obligations under) Section 548 of Chapter 11 of Title 11 of the United States Code, as amended, Article 10 of the New York Debtor and Creditor Law, as amended, or any other provision of law relating to fraudulent conveyances, transfers or obligations or (ii) any provisions of the law of the jurisdiction of incorporation or organization of any Guarantor restricting dividends, loans or other distributions by a corporation or other business entity or association for the benefit of its stockholders or similar persons.

To the extent that the obligations of the Company and the Guarantors under the Notes, the Notes Guarantees and the Indenture, as applicable, may be dependent upon such matters, we have assumed for purposes of this opinion that (i) the Trustee is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; (ii) the Trustee has been duly qualified to engage in the activities contemplated by the Indenture; (iii) except in each case to the extent specifically set forth above with respect to the Delaware Guarantors, (a) each party to the Indenture, the Notes and the notation of Notes Guarantees (collectively, the “Transaction Documents”) is duly organized and validly existing under the laws of the jurisdiction of its organization and has full power and authority (corporate or other) to execute, deliver and perform its obligations under the Transaction Documents; (b) the Transaction Documents have been duly authorized by all necessary action on the part of the parties thereto and (c) the Transaction Documents have been duly executed and delivered by each party thereto; (iv) the Indenture constitutes a legal, valid and binding obligation of the Trustee, enforceable against the Trustee in accordance with its terms; (v) the Trustee is in compliance generally and with respect to acting as Trustee under the Indenture, with all applicable laws and regulations; and (vi) the Trustee has the requisite organizational and legal power and authority to perform its obligations under the Indenture.

In connection with the foregoing opinions, we have also assumed that at the time of the issuance and delivery of the Notes and the Notes Guarantees, there will not have occurred any change in law affecting the validity, legally binding character or enforceability of the Notes or the Notes Guarantees and that the issuance and delivery of the Notes and the Notes Guarantees, all of the terms of the Notes and the Notes Guarantees and the performance by the Company and the Guarantors of their respective obligations thereunder will comply with applicable law and with each requirement or restriction imposed by any court or governmental body having jurisdiction over the Company or any of the Guarantors and will not result in a default under or a breach of any agreement or instrument then binding upon the Company or any of the Guarantors.

The foregoing opinions are limited to matters involving the laws of the State of New York and the State of Delaware, and we do not express any opinion as to the laws of any other jurisdiction including, without limitation, the laws of Nevada, Louisiana, Ohio, Pennsylvania, West Virginia, Colorado, Iowa, Florida, Mississippi or Missouri.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Legal Matters” in the Prospectus contained in such Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

This opinion is furnished to you in connection with the filing of the Registration Statement, and is not to be used, circulated, quoted or otherwise relied on for any other purpose. The opinions set forth in this letter are effective as of the date hereof. We express no opinions other than as herein expressly set forth, and no expansion of our opinions may be made by implication or otherwise. We do not undertake to advise you of any matter within the scope of this letter which comes to our attention after the delivery of this letter, and we disclaim any responsibility to advise you of future changes in law or fact which may affect the above opinions.

                    Very truly yours,

                    /s/ Milbank, Tweed, Hadley & McCloy LLP

DRC/KJB

Exhibit A

1.	Eldorado Resorts LLC, a Nevada limited liability company
2.	Eldorado Holdco LLC, a Nevada limited liability company
3.	Eldorado Shreveport #1, LLC, a Nevada limited liability company
4.	Eldorado Shreveport #2, LLC, a Nevada limited liability company
5.	CCR Newco, LLC, a Nevada limited liability company
6.	Circus and Eldorado Joint Venture, LLC, a Nevada limited liability company
7.	CC-Reno LLC, a Nevada limited liability company
8.	IOC - Boonville, Inc., a Nevada corporation
9.	Eldorado Limited Liability Company, a Nevada limited liability company
10.	Eldorado Casino Shreveport Joint Venture, a Louisiana limited partnership
11.	Mountaineer Park, Inc., a West Virginia corporation
12.	Presque Isle Downs, Inc., a Pennsylvania corporation
13.	Scioto Downs, Inc., an Ohio corporation
14.	Black Hawk Holdings, L.L.C., a Colorado limited liability company
15.	IC Holdings Colorado, Inc., a Colorado corporation
16.	CCSC/Blackhawk, Inc., a Colorado corporation
17.	Isle of Capri Black Hawk, L.L.C., a Colorado limited liability company
18.	IOC - Black Hawk Distribution Company, LLC, a Colorado limited liability company
19.	IOC Holdings, L.L.C., a Louisiana limited liability company
20.	St. Charles Gaming Company, L.L.C., a Louisiana limited liability company
21.	IOC Black Hawk County, Inc., an Iowa corporation
22.	Isle of Capri Bettendorf, L.C., an Iowa limited liability company
23.	PPI, Inc., a Florida corporation
24.	Pompano Park Holdings, L.L.C., a Florida limited liability company
25.	IOC - Lula, Inc., a Mississippi corporation
26.	IOC-Kansas City, Inc., a Mississippi corporation
27.	IOC-Caruthersville, LLC, a Missouri limited liability company
28.	IOC-Cape Girardeau, LLC, a Missouri limited liability company
29.	Rainbow Casino-Vicksburg Partnership, L.P., a Mississippi limited partnership